                                                             EXHIBIT 10.(xxvi)



                              AGREEMENT TO JOINTLY
                            DEVELOP TIMBER PROPERTIES

        THIS AGREEMENT is made on the 30th day of May 1997 by and between Equatorial Resources (Brasil) Ltda., a company organized under the laws of the Brazil (hereinafter referred to as "Equatorial") and Jonasa-Joaquim Fonseca, Navegacao, Industria E Comercio S/A (hereinafter referred to as "Jonassa") and is made with reference to the following facts:

        WHEREAS, on June 29, 1984 Companhia Agropecuaria Do Rio Jabuti ("CADRJ") and Madeira Intex S.A. International Exports ("Madeira") entered into a joint venture regarding the joint development of certain timber properties located in the state of Para, Brazil (the "Jonassa Concessions");

        WHEREAS, through a series of five amendments, the rights and obligations of CADRJ on the one hand and Madeira on the other hand have been assigned and delegated to Jonasa and Equatorial, respectively;

        WHEREAS, while the scope of the Jonasa Concessions was subsequently expanded to include 276,000 hectares of timber properties, the Federative Republic of Brazil has condemned _____________ hectares, appropriated such properties for the persons who have invaded them, and have agreed to pay Jonasa for such appropriation;

        WHEREAS, the current parties desire to reconstitute the relationship so established so as to adapt to these and other evolving facts and circumstances and to more clearly define their rights and responsibilities;

        NOW THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.   The Concessions.   The parties hereby agree that the
properties subject to this Agreement consist of __________ hectares of timber properties more particularly described in the schedule hereto attached as Exhibit A and which are owned by Jonassa. Jonassa hereby warrants that he has good and marketable title to its properties as revealed by the title examinations of Carlos Platilha, true and correct copies of which are hereto attached as Exhibit B.

        2. Development of Properties. On the terms and conditions which follow and in consideration of the payment of ___________ Thousand Dollars (US $___,000) the receipt of which is hereby acknowledged, Jonasa hereby grants to Equatorial the sole and exclusive right to harvest all of the timber which Jonasa presently or in the future has the right to harvest and sell (either internally within Brazil or for export) by virtue of the current or future authorizations held or to be held by Jonasa. Equatorial acknowledges that it shall be solely responsible for employing the crews necessary to conduct harvesting operations, applying appropriate reclamation methods and techniques so as to assure reforestation, and all costs necessary to transport the harvested timber to the mill. Equatorial shall acquire title to the timber so harvested at the time at which it has been severed from the property. Risk of loss shall pass at the time that title has passed to Equatorial.

        3. Payment. Equatorial hereby agrees to pay to Jonasa fifty percent (50%) of the net proceeds received on the sale of all timber and related products produced and sold under this Agreement. For the purposes of this provision, the term "net proceeds" shall mean the gross sales price of the lumber sold, less the costs of harvesting, reclamation, transportation to the mill, milling expenses, physicalization duties, transportation f.o.b. to the ports of Belem and __________, and certain operating expenses associated with Equatorial's operations in Brazil. The parties estimate these costs to be approximately One Hundred Seventy Dollars (US $170) per cubic meter.

        4.  Designation of Export Agent.   The parties hereto
designate Equatorial Resources (Brazil) Ltda. As their exclusive export agent with respect to all products produced and sold pursuant to this Agreement.

        5.   Covenants of Jonassa.   Jonassa hereby covenants and
agrees as follows:

               A. It has good and marketable title to the properties identified on the schedule attached hereto as Exhibit A and has the sole right to enter into this Agreement without the necessity of securing the consent of any third party;

               B. It has obtained all requisite licenses, including authorization from IBAMA, to conduct the operations contemplated by this Agreement and to export the timber externally;
               C. Equatorial will not be required to obtain any further authorization from any third party to engage in the activities contemplated by this Agreement, including the consent of IBAMA to transfer the authority to engage in the operations contemplated by this Agreement;

               D. It has not entered into any other agreement regarding the Jonassa Concessions which would conflict with the rights granted to Equatorial pursuant to this Agreement;

               E. The performance of each and every obligation required to be performed by Jonassa under this Agreement will not result in a breach now or in the future of any agreement or covenant entered into or made by Jonassa;

               F. It hereby warrants and defend title to the timber to be acquired by Equatorial pursuant to this Agreement.

        6.   Covenants of Equatorial.   Equatorial warrants and
agrees as follows:

               A. Equatorial has requisite authority to enter into this Agreement and to perform each and every condition required on its part to be performed pursuant to this Agreement;

               B. This Agreement and the obligations required to be performed by Equatorial have been approved by its Board of

Directors;

               C. There are no other consents or actions required to be obtained in order to bind Equatorial pursuant to this

Agreement;

               D. The performance of each and every obligation required to be performed by Equatorial under this Agreement will not result in a breach now or in the future of any agreement or covenant entered into or made by Equatorial;

               E. Equatorial will provide an accounting to Jonassa on a quarterly basis of the timber harvested by Equatorial;

               F. Jonassa shall have the right to inspect that portion of Equatorial's books and records which pertain to the amount of timber harvested by Equatorial on the Jonassa Concessions.

        7. Reciprocal Duties. Both parties to this Agreement warrant and agree to exercise a duty of utmost care and disclosure and to act as fiduciaries towards one another with respect to the operations subject to this Agreement. It is understood and agreed that Jonassa shall deal exclusively with Equatorial with respect to the harvesting of timber on the Jonassa Concessions. The foregoing duties shall not, however, require either party to offer the other party a right of first refusal to participate in any other activity on properties other than the Jonassa Concessions or to require Jonassa to offer to Equatorial the right to participate in any other business activities conducted on the portion of the Jonassa Concessions owned by it.

        8. Term. The term of this Agreement shall be for ten years and will automatically be renewed for additional ten year terms unless either party notifies the other party in writing at least one year prior to the renewal date that it is affirmatively electing to terminate this Agreement.

        9.   Taxes.   Except as set forth in Paragraph 3. above,
both parties agree to be responsible for any and to pay all taxes due and payable by each of them by virtue of their participation in this Agreement, including but not limited to income taxes, ICMS taxes and other relevant taxes.

        10.   Notices.   Any and all notices shall be deemed given
if in writing and mailed postage prepaid, messengered, and/or sent by facsimile with a hard copy mailed postage prepaid and addressed as follows:

               A.   If to Jonasa:

                    Rua Professor Nelson Ribeiro
                    Number 161
                    Belem, Brazil
                    Attention: Joaquim Luiz da Fonseca Neto

               B.   If to Equatorial:
                    c/o Nevada Manhattan Mining
                    5038 N. Parkway Calabasas
                    Suite 100
                    Calabasas, California 91302
                    Attention: Christopher D. Michaels, President
                    Facsimile 001-310-443-3281

        11.   Official Version.   This Agreement has been prepared
in both the English and Portuguese languages solely for the
convenience of the parties.   In the event of any inconsistencies
in the interpretation of the two versions, the Portuguese version shall be considered the official version for resolving any disputes between the parties.

        12. Venue. In the event of any dispute between the parties or question of interpretation under this Agreement, the parties agree to submit the matter to the appropriate judicial tribunal located in the State of Sao Paulo having subject matter jurisdiction. Such tribunal shall have exclusive venue over the parties and the subject matter for the purposes of resolving any disputes or questions of interpretation under this Agreement. The parties hereby waive any right to challenge the jurisdiction or venue of such tribunal.

        13.   Interpretation.   This Agreement and the rights and
responsibilities of the parties shall be governed in accordance with the laws of the State of Sao Paulo and Brazil.

        14. Representation. Both parties hereby acknowledge that they have been represented by counsel of their choice in this matter, have had an opportunity to review the terms and conditions of this Agreement, have asked questions of their counsel as to any language contained herein which they did not understand, and have received a satisfactory explanation from counsel so that they understand their respective rights and obligations under this Agreement. The parties further represent and warrant that they are entering into this Agreement under their own free will and not under duress.

        15. Indemnification. Each party will indemnify and hold the other party harmless from and against any loss, claim, damage, cost, or liability insofar as any such loss, claim, damage, cost, or liability results from any act or omission of such party.

        16.   Successors and Assigns.   This Agreement shall be
binding upon the parties and their respective agents, servants, employees, directors, officers, attorneys, accountants, successors, and assigns.

        17.   Severability.   In the event any provision in this
Agreement is held invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions to this Agreement shall not be affected or impaired.

        18.   Integration.   This Agreement represents the entire
understanding reached by the parties with respect to the subject
matter hereof.   Any prior understandings, agreements, or
documents which are inconsistent with this Agreement are hereby merged into and superseded by this Agreement.

        19.   Amendments.   Any amendment to this Agreement shall be
in writing and signed by the party to be charged before such amendment may revise, amend, or augment the terms of this Agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by an authorized representative as of the date first hereinabove written.

                                                   EQUATORIAL RESOURCES (BRAZIL)
                                                    LTDA.

                                            By:_____________________________
                                                      IGNATIUS Z. THEODOROU

                                                   JONASA-JOAQUIM FONSECA,
                                                    NAVEGACAO, INDUSTRIA E.
                                                    COMMERCIO S/A

                                            By: ____________________________
                                                JOAQUIM LUIZ DA FONSECA NETO